EXHIBIT 1

                            SHARE PURCHASE AGREEMENT

                                    between

                           DESTINATION RAILWAYS, INC.
                                 (Shareholder)

                                      and

                        AMERICAN HERITAGE RAILWAYS, INC.
                                    (Buyer)

             to acquire all of the issued and outstanding stock of

             THE DURANGO & SILVERTON NARROW GAUGE RAILROAD COMPANY

                            dated as of July 2, 1998

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                            SHARE PURCHASE AGREEMENT

                                  INTRODUCTION

         THIS SHARE PURCHASE AGREEMENT is dated as of July __, 1998. The parties are DESTINATION RAILWAYS, INC., a Florida corporation (the "Shareholder"), being the owner of all of the issued and outstanding shares of capital stock of THE DURANGO & SILVERTON NARROW GAUGE RAILROAD COMPANY, a Colorado corporation (the "Company"), FIRST AMERICAN RAILWAYS, INC., a Nevada corporation ("First American") (the Shareholder and First American shall sometimes be referred to individually as a "Shareholder Party" and collectively as the "Shareholder Parties") and AMERICAN HERITAGE RAILWAYS, INC., a Florida corporation (the "Buyer").

                                   BACKGROUND

         The Shareholder owns 100,000 shares of the common stock of the Company representing all of the issued and outstanding shares of capital stock thereof (the "Shares"). The Buyer desires to purchase from the Shareholder, and the Shareholder desires to sell to the Buyer, all of the Shares in exchange for the Purchase Price in accordance with the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the respective covenants, representations and warranties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                              TERMS AND CONDITIONS

        1.        DEFINITIONS.

                  For convenience and brevity, certain terms used in various parts of this Agreement are listed in alphabetical order and defined or referred to below (such terms to be equally applicable to both singular and plural forms of the terms defined). Other terms may be defined in the text of this Agreement.

                  "ACQUISITION" means the acquisition of all of the Shares by the Buyer and all related transactions provided for in or contemplated by this Agreement or any Exhibit hereto.

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                  "AGREEMENT" means this Share Purchase Agreement.

                  "ANCILLARY DOCUMENTS" means the documents to be delivered at Closing, as described in Sections 3.2, 9 and 10 hereof.

                  "APPLICABLE LAW(S)" shall include, but shall not be limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. ss.9601, ET SEQ. (hereinafter collectively "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 ("RCRA") and subsequent Hazardous and Solid Waste Amendments of 1984, also known as the 1984 "RCRA" amendments, 42 U.S.C. ss.6901 ET SEQ.; the Hazardous Material Transportation Act, 49 U.S.C. ss.1801, ET SEQ.; the Clean Water Act, as amended, 33 U.S.C. ss.1311, ET SEQ.; the Clean Air Act, as amended, 42 U.S.C. ss.7401-7642; the Toxic Substance Control Act, as amended, 15 U.S.C. ss.2601 ET SEQ.; the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"), as amended, 7 U.S.C. ss.136-136y; the Emergency Planning and Community Right-to-Know Act of 1986 ("EPCRTKA" or "EPCRA"), as amended, 42 U.S.C. ss.11001, ET SEQ. (Title III of SARA); the Occupational Safety and Health Act of 1970 ("OSHA"), as amended, 29 U.S.C. ss.651, ET SEQ.; any similar state statute; and the regulations promulgated thereunder; any state or local "Superfund" or "SuperLien" laws; and any other federal, state and/or local laws or regulations, whether currently in existence, enacted or promulgated prior to Closing, that govern or relate to:

                         (i) The existence, cleanup and/or remedy of contamination of property;

                        (ii) The protection of the environment from spilled, deposited or otherwise emplaced contamination;

                       (iii) The control of hazardous or toxic substances or wastes; or

                        (iv)        The use, generation, discharge,
                                    transportation, treatment, removal or
                                    recovery of hazardous or toxic substances or wastes, including building materials such as asbestos.

                  "ASSETS" means all of the Company's assets, properties, business, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected on the Latest Year-End Balance Sheet or the Interim Balance Sheet.

                  "AUDITED FINANCIALS" means those certain unaudited financial statements of the Company prepared by Millward & Company dated as of March 31, 1998, and for the three months ended March 31, 1998, and the audited financial statements of the Company as of December 31, 1997, and for the nine months ended December 31, 1997, delivered by the Shareholder and/or the Company to the Buyer.

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                  "BUSINESS" means the existing and prospective business,
operations, facilities and other Assets, financial condition, result of operations, finances, markets, products, competitive position, customers and customer relations and personnel of the Company.

                  "BUSINESS DAY" means any calendar day which is not a Saturday, Sunday or public holiday under the laws of Florida.

                  "BUYER" means Allen C. Harper, an individual.

                  "BRADSHAW LOANS" means the $4,200,000 Bradshaw Loan and the $5,850,000 Bradshaw Loan.

                  "$4,200,000 BRADSHAW LOAN" means that certain loan evidenced by a promissory note dated March 13, 1997, in the original principal amount of $4,200,000, given by First American to Charles E. Bradshaw, Jr., which note has an outstanding principal balance as of the date hereof of $4,200,000.

                  "$5,850,000 BRADSHAW LOAN" means that certain loan evidenced by a promissory note dated March 13, 1997, in the original principal amount of $5,850,000, given by First American to Charles E. Bradshaw, Jr., which note has an outstanding principal balance as of the date hereof of $5,850,000.

                  "CLAIM NOTICE" is defined in Section 8.2(a).

                  "CLOSING" and "CLOSING DATE" are defined in Section 3.1.

                  "CLOSING PAYMENT" means the amount of $2,000,000.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "COMPANY" means The Durango & Silverton Narrow Gauge Railroad Company, a Colorado corporation.

                  "CONTRACT" means any written or oral contract, agreement, lease, plan, instrument or other document, commitment, arrangement, undertaking, practice or authorization that is binding on any person or its property under applicable law.

                  "COPYRIGHTS" means registered copyrights, copyright applications and readily identifiable unregistered copyrights.

                  "COURT ORDER" means any judgment, decree, injunction, order or ruling of any federal, state or local court or governmental or regulatory body or authority that is binding on any person or its property under applicable law.

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                  "DEFAULT" means (1) a breach of or default under any Contract,
(2) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, or
(3) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract.

                  "EFFECTIVE DATE" means the date this Agreement is executed by the last one of Buyer and the Shareholder.

                  "EMPLOYEE BENEFIT PLANS" means "employee benefit plans" as defined in Section 3(3) of ERISA and any other plan, policy, program, practice or arrangement providing compensation or other benefits to any current or former officer or employee of the Company, or any dependent or beneficiary thereof, which are now or have been maintained by the Company, or any affiliate or under which the Company or any affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, medical, disability, share purchase or other similar plans, policies, programs, practices or arrangements.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "FIRST AMERICAN" means First American Railways, Inc., a Nevada corporation, the sole shareholder of Shareholder.

                  "GAAP" means generally accepted accounting principles as in effect in the United States, consistently applied.

                  "HAZARDOUS SUBSTANCE(S)" shall be construed broadly to include any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation, chemicals, compounds, pesticides, petroleum products including crude oil and any fraction thereof, asbestos containing materials or other similar substances or materials which are regulated or controlled by, under or pursuant to any federal, state or local statutes, laws, ordinances, codes, rules, regulations, orders or decrees, not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. ss.9601, ET SEQ. (hereinafter collectively "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 ("RCRA") and subsequent Hazardous and Solid Waste Amendments of 1984, also known as the 1984 "RCRA" amendments, 42 U.S.C. ss.6901 ET SEQ.; the Hazardous Material Transportation Act, 49 U.S.C. ss.1801, ET SEQ.; the Clean Water Act, as amended, 33 U.S.C. ss.1311, ET SEQ.; the Clean Air Act, as amended, 42 U.S.C. ss.7401-7642; the Toxic Substance Control Act, as amended, 15 U.S.C. ss.2601 ET SEQ.; the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"), as amended, 7 U.S.C. ss.136-136y; the Emergency Planning and Community Right-to-Know Act of 1986 ("EPCRTKA" or "EPCRA"), as amended, 42 U.S.C. ss.11001, ET SEQ. (Title III of SARA); the Occupational Safety and Health Act of 1970 ("OSHA"), as amended, 29 U.S.C. ss.651, ET SEQ.; any similar state statute; or in the

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regulations implementing such statutes, or which has been or shall be determined prior to Closing by an agency or a court to be a hazardous or toxic substance regulated under any other Applicable Laws; or any substance or material that is or becomes regulated prior to Closing by any federal, state, or local governmental authority.

                  "INTELLECTUAL PROPERTY" means Copyrights, Patents, Trademarks, technology rights and licenses, computer software (including without limitation any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions and intellectual property rights.

                  "INTEREST RATE" means the rate equal to the rate published in the "Money Rates" column of THE WALL STREET JOURNAL (or if such rate or THE WALL STREET JOURNAL is no longer published, then any publicly available source of similar market data) and described as "High-grade unsecured notes sold through dealers by major corporations" and with a stated maturity date of 30 days (the "Commercial Paper Rate") adjusted monthly, plus 650 basis points.

                  "IRS" means the Internal Revenue Service.

                  "KNOWLEDGE" means (a) when applied to the Company, the actual knowledge (after reasonable investigation) of Allen Jacobs, Ronald Hartman or any officer or director of the Company, and (b) when applied to the Shareholder, the actual knowledge (after reasonable investigation) of Allen Jacobs, Ronald Hartman or any officer or director of the Shareholder.

                  "LATEST YEAR-END BALANCE SHEET" and "LATEST YEAR-END BALANCE SHEET DATE" are defined in Section 4.7.

                  "LETTER OF INTENT" means that certain binding letter of intent, dated June 18, 1998, between First American, Buyer, and Bradshaw, as assigned by Bradshaw to Buyer, and amended as of even date.

                  "LIABILITY" means any direct or indirect liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of or by any person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, contingent, matured, unmatured or other.

                  "LICENSES" means licenses, franchises, permits, easements, rights and other authorizations.

                  "LIEN" means any mortgage, lien, security interest, pledge, encumbrance, restriction on transferability, defect of title, charge or claim of any nature whatsoever on any property or property interest.

                  "LIENHOLDER" means the holder of or other person entitled to any benefits arising under any Lien.

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                  "LITIGATION" means any lawsuit, action, arbitration,
administrative or other proceeding, criminal prosecution or governmental investigation or inquiry involving or affecting the Company, any Shareholder party, the Business, the Assets or any Contracts to which the Company or any Shareholder Party is a party or by which it or any of the Assets or the Business may be bound or affected.

                  "MANAGEMENT AGREEMENT" means that certain Management Agreement to be entered promptly following the Closing between First American and Buyer, as provided for pursuant to the amended Letter of Intent.

                  "NATIONSBANK LOAN" means that certain term loan given by NationsBank, N.A. (South) ("NationsBank") to the Company evidenced by a promissory note (the "Note"), dated March 13, 1997, in the original principal amount of $8.5 million, which Note has an outstanding principal balance as of the date hereof of approximately $7,152,503.

                  "PATENTS" means all patents and patent applications.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "PENSION PLANS" means "employee pension benefit plans" as defined in Section 3(2) of ERISA.

                  "PERMITTED LIENS" means liens for taxes not yet due and payable.

                  "PLEDGE AGREEMENT" means that certain General Pledge and Security Agreement, dated June 18, 1998, between First American, Buyer, and Bradshaw.

                  "PURCHASE PRICE" has the meaning set forth in paragraph 2.1, below.

                  "RAILROAD" means that certain narrow gauge railroad operated by the Company situated entirely in the State of Colorado and extending generally from Durango, Colorado to Silverton, Colorado.

                  "REGULATION" means any statute, law, ordinance, regulation, order or rule of any federal, state, local or other governmental agency or body or of any other type of regulatory body, including, without limitation, those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, price and wage control matters, tax, and security matters.

                  "SHAREHOLDER" means DESTINATION RAILWAYS, INC., a Florida corporation.

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                  "SHARES" means 100,000 shares of the common stock of the
Company, no par value, which constitutes all of the issued and outstanding capital stock of the Company, and the 1000 shares of the common stock of The Durango & Silverton Railroad Scenic Tour Bus Company, which constitutes all of the capital stock of such company.

                  "TRADEMARKS" means registered trademarks, registered service marks, trademark and service mark applications and readily identifiable unregistered trademarks and service marks.

        2. SALE AND PURCHASE OF THE SHARES.

                  2.1 PURCHASE PRICE. The Buyer agrees to pay the Shareholder the Purchase Price as follows: (a) $500,000 has already been delivered to Seller, and (b) the Closing Payment at Closing.

                  2.2 SALE AND PURCHASE OF THE SHARES. Subject to the terms and conditions hereinafter set forth and on the basis of and in reliance upon the representations, warranties, obligations and agreements set forth herein, at the Closing the Shareholder shall sell to the Buyer and the Buyer shall purchase from the Shareholder all of the Shares owned by the Shareholder in exchange for the payment to the Shareholder of the Purchase Price.

                  2.3 MANAGEMENT AGREEMENT. Shareholder and Buyer shall enter into the Management Agreement.

                  2.4 ACCESS TO PROPERTY. The Buyer has previously received copies of all title information, including title insurance policies, relating to the Real Property. The Buyer, its counsel, accountants, agents and other representatives shall have full and reasonable access to the Real Property, personal property, files, documents, records, permits, equipment, and all Assets of the Company (the "Records"). The Shareholder will make the Records immediately available to the examination and otherwise reasonably cooperate with Buyer in connection with this paragraph. The Buyer's licensed inspectors and professionals will also have the right to enter upon the Real Property during business hours after reasonable notice for the purpose of inspecting, at the sole cost and expense of the Buyer, the Real Property with respect to soil conditions, environmental matters, roof, structure, HVAC, electrical systems, plumbing, machinery, surveying matters and performing other similar investigatory work as the Buyer considers appropriate, including, without limitation, a Phase I and/or Phase II environmental audit (as appropriate)of the Real Property. The Buyer will have the right to make reasonable inquiries of tenants, governmental authorities, utility companies, Shareholder-designated representatives of the Company and other like parties and to make such feasibility studies and analyses as it considers appropriate. The Buyer hereby covenants and agrees to use all reasonable efforts so that neither the Buyer nor any of Buyer's representatives will interfere with the Company's Business. Any entry made on the Real Property by the Buyer and its representatives will be at the sole risk of the Buyer. The right of inspection will terminate when and if this Agreement is terminated. The Buyer hereby covenants and agrees to indemnify and hold harmless the Company and the Shareholder from any and all loss, liability, costs (inclusive of reasonable attorneys' fees and disbursements), claims, demands, damages, actions, causes of action, and suits actually and directly arising out of or in any manner related to the exercise by the Buyer of

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the Buyer's rights under this paragraph. The Buyer will pay for all work and inspections performed on or in connection with the Real Property and will not permit the creation of any lien in favor of any contractor, subcontractor, materialman, mechanic, surveyor, architect or laborer. The Buyer further covenants and agrees that if this transaction does not close it will repair any damage caused by Buyer.

         3.  CLOSING.

                 3.1 CLOSING DATE. The closing (the "Closing") of the sale and purchase of the Shares shall take place at the offices of Adorno & Zeder, P.A., 2601 South Bayshore Drive, Suite 1600, Miami, Florida 33131, at 5:00 P.M. local time, on July 2, 1998. The date of the Closing is hereinafter sometimes referred to as the "Closing Time."

                 3.2 DELIVERIES. At the Closing, subject to the provisions of this Agreement, the Shareholder shall deliver to the Buyer, free and clear of all Liens, except for the Liens of the NationsBank Loan and the Bradshaw Loans, a stock transfer power(s) signed in blank (the original certificate for the Shares is being held by NationsBank pursuant to the terms of the NationsBank
Loan), and with all applicable transfer taxes paid by Shareholder, in exchange for the delivery by the Buyer to the Shareholder of a wire transfer in the amount of the Closing Payment. The Management Agreement shall be executed and delivered by Buyer and All Aboard Services, Inc. promptly following the Closing.

         In addition, Shareholder shall cause to be delivered to Buyer all original minute books, stock record books, books of account, corporate seals, Contracts and other documents, instruments and papers belonging to the Company, 401K plans and plan documents, environmental reports, appraisals, notices from welfare beneficiaries, actuarial reports, personnel files and records, regulatory actions, original leases, deeds, surveys, patents, patent applications, prints, schematics, drawings of original trains, and shall cause full possession and control of all of the Assets and of all other things and matters pertaining to the operation of the Business to be transferred and delivered to the directors and officers elected to succeed the resigned directors and officers of the Company.

        4. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER. The Shareholder Parties jointly and severally represent and warrant to the Buyer, except as set forth on the Disclosure Schedule attached hereto, or otherwise known to Buyer, its officers, attorneys or accountants, that the following representations and warranties are true and correct:

                 4.1 ORGANIZATION AND STANDING. Each of the Company, First American and the Shareholder is a corporation duly organized, validly existing and in good standing in the jurisdiction in which it is organized, having full power and authority to carry on its business as it has been and is now being conducted and the Company has full power and authority to own, lease and operate the Assets. The Shareholder is a wholly-owned subsidiary of First American and the Company is a wholly-owned subsidiary of Shareholder. The Company has no subsidiaries and no stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture or other entity.

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                 4.2 CAPITALIZATION AND SHARE OWNERSHIP. The Company's
authorized capital stock consists of 500,000 shares of Common Stock. There are 100,000 shares of the Company's Common Stock presently issued and outstanding (previously defined as the "Shares"), all of which Shares are owned by the Shareholder, and which will be free and clear of any Liens, except for the liens of NationsBank Loan and the Bradshaw Loan. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of the terms of any Contract binding upon the Company, the Shareholder or First American, and were issued in compliance with all applicable charter documents of the Company, the Shareholder, and First American and in compliance with and all applicable federal and state securities or "blue sky" laws and regulations. No equity securities of the Company, other than the Shares, are issued or outstanding. There are, and have been, no preemptive option or conversion rights with respect to the Shares. There are: (a) no existing Contracts, subscriptions, options, warrants, calls, commitments or rights of any character granting to any person any right or power to purchase or otherwise acquire any capital shares or other securities or equity interest in or of the Company or from the Company itself, whether or not presently issued or outstanding, from any shareholder of the Company, at any time, or upon the happening of any stated event; and (b) no Contracts, subscriptions, options, warrants, calls, commitments or rights to purchase or otherwise acquire from any Shareholder of the Company any such convertible or exchangeable securities.

                 4.3 AUTHORITY AND BINDING EFFECT. The Shareholder and First American each has the full power and authority to execute, deliver and perform this Agreement and each of the Shareholder and First American have taken all actions necessary to secure all approvals required in connection therewith. The authorization, execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not contravene or violate the Articles of Incorporation or By-Laws of the Company, the Shareholder or First American. This Agreement constitutes the legal, valid and binding obligation of the Shareholder Parties, enforceable against each of them in accordance with its terms.

                 4.4 VALIDITY OF CONTEMPLATED TRANSACTIONS. Except with respect to approval by NationsBank and Bradshaw, to the best of Shareholder Parties' Knowledge, neither the execution and delivery of this Agreement by the Shareholder Parties nor the consummation of the transactions contemplated hereby will contravene or violate any Regulation or Court Order which is applicable to the Company or the Shareholder Parties, or will result in a Default under, or require the consent or approval of any party to, any Contract or License relating to the Business or the Assets or to or by which the Company or the Shareholder Parties is a party or otherwise bound or affected, or require the Company, Buyer or the Shareholder Parties to notify or obtain any License from any federal, state, local or other court or governmental agency or body or from any other regulatory authority.

                 4.5 RESTRICTIONS. Neither the Company, nor any Shareholder Party is a party to any Contract or subject to any restriction or any Court Order or Regulation which materially and adversely affects the Company, the Assets or the Business or affects or restricts the ability of the Company or any Shareholder Party to consummate the Acquisition.

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                 4.6 THIRD-PARTY OPTIONS. There are no existing Contracts,
options, commitments or rights with, to or in any third party to acquire the Company, any of the Assets or any interest therein or in the Business.

                 4.7 FINANCIAL STATEMENTS. The Company and the Shareholder have delivered to the Buyer (1) the Company's audited year-end balance sheets at December 31, 1997, (2) its related audited statements of income and cash flows for the fiscal years then ended, and (3) all related notes and schedules, each of which have been prepared by Millward & Company. All Liabilities of the Company at December 31, 1997, required to be reflected or reserved for by GAAP are fully reflected or reserved for in the Company's consolidated balance sheet at December 31, 1997, prepared by Millward & Company (the "Latest Year-End Balance Sheet"). The Company and the Shareholder have also delivered to the Buyer a copy of the unaudited balance sheet of the Company at March 31, 1998, and the related unaudited statements of income and cash flows for the period from the Latest Year-End Balance Sheet Date to March 31, 1998, prepared by Millward & Company (the "Interim Financial Statements"). March 31, 1998, is referred to as the "Interim Balance Sheet Date" in other parts of this Agreement. All Liabilities of the Company as of the Interim Balance Sheet Date required to be reflected or reserved for by GAAP are fully reflected or reserved for in the Company's consolidated balance sheet prepared by Millward & Company at the Interim Balance Sheet Date (the "Interim Balance Sheet"). All of the financial statements prepared by Millward & Company referred to in this Section
4.7 were prepared in accordance with GAAP and fairly present the financial position and results of operations of the Company at the dates and for the periods covered and include all adjustments that are necessary for a fair presentation of the information shown.

                 4.8 BOOKS OF ACCOUNT; RETURNS AND REPORTS; TAXES. The books of account of the Company fairly reflect, in accordance with GAAP, (1) all transactions relating to the Company and (2) all items of income and expense, assets and liabilities and accruals relating to the Company. The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Company. The Company has duly filed all federal, state and local tax reports and returns and all other reports and returns required to be filed by it pursuant to any Regulation. The Company has duly made all deposits required by law to be made with respect to employees' withholding taxes. The Company has duly paid or accrued on its books of account all taxes, duties and charges (including penalties and interest thereon) payable by it, and the amounts established as provisions for taxes on the Latest Year-End Balance Sheet and the Interim Balance Sheet are sufficient for the payment of all taxes (including penalties and interest thereon) due as a result of activities which occurred during periods covered by the Latest Year-End Balance Sheet and the Interim Balance Sheet, respectively. The Company has not received any notice of assessment or deficiency or proposed assessment from or by the IRS or any other taxing authority in connection with its tax returns or reports and there is no pending tax examination of or tax claim asserted against the Company or any of the Assets. There is no tax lien on any of the Assets except for liens for real estate taxes not yet due and payable. All federal income tax returns filed by the Company have been audited and/or settled through 1996, and the Company has obtained an extension of time to file its 1997 tax returns. No agreement for a waiver of the statute of limitations for the assessment of any deficiency or adjustment for any year is in effect. True and correct copies of all federal and state

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income tax returns filed by the Company for 1996 have been delivered to Buyer and, further, any tax liability assessed against the Company thereunder or for subsequent periods up to and including the Closing Date is or will be a liability of the Shareholder, and any cost or expense related to the preparation and filing of any tax returns covering such period, is or will be a liability of the Shareholder and the Shareholder Parties shall indemnify the Buyer from such liability.

                  4.9 UNDISCLOSED LIABILITIES. The Company does not have any Liabilities except for:

                      (a) those Liabilities adequately and specifically set forth or reserved for on the Interim Balance Sheet and not heretofore paid or discharged;

                      (b) those Liabilities arising in the ordinary course of its business consistent with past practice under any Contract specifically disclosed on the Disclosure Schedule (or not required to be disclosed because of the term or amount involved); and

                      (c) those Liabilities incurred, consistent with past business practice in the ordinary course of its business since the Interim Balance Sheet Date and not heretofore paid or discharged.

                 4.10 ACCOUNTS RECEIVABLE. All accounts receivable as set forth on the Interim Balance Sheet or arising since the Interim Balance Sheet Date (1) have arisen only in the ordinary course of business consistent with past practice for goods sold and delivered or services performed and (2) are collectible in full at the recorded amounts thereof (free of any, and subject to no, defenses, setoffs, counterclaims, or costs of collection) in the ordinary course of business (without resort to Litigation or assignment to a collection agency), but in no event later than 90 days after the Closing Date, net of any allowance for doubtful accounts reflected in the Interim Balance Sheet.

                 4.11 INVENTORY. The inventory as set forth on the Interim Balance Sheet or arising since the Interim Balance Sheet Date was acquired and has been maintained in accordance with the regular business practices of the Company, consists of new and used, and unused items of a quality and quantity usable or saleable in the ordinary course of business of the Company consistent with past practice, and is valued at reasonable amounts based on the ordinary course of business of the Company within the past six months at prices equal to the lower of cost or market value on a first-in-first-out basis. To the best of the Company's Knowledge, none of such inventory is obsolete, unusable, slow moving, damaged or unsalable in the ordinary course of the Company's business consistent with past practice.

                 4.12 TITLE TO ASSETS. Except as set forth on the Disclosure Schedule, the Company owns outright and has good and marketable title to all of the Assets, including without limitation the assets and properties set forth on the Interim Balance Sheet (except for such as may have been disposed of in the ordinary course of business since the Interim Balance Sheet Date), free and clear of all Liens except Permitted Liens, and the liens of the NationsBank Loan and the Bradshaw Loans.

                 4.13 ALL TANGIBLE ASSETS. The Disclosure Schedule sets forth accurate lists and summary descriptions of all tangible Assets where the value of an individual item exceeds $500 or where an aggregate of similar items exceeds $500, and of all leases, Licenses and other Contracts to which the Company is a party or is otherwise bound which relate in whole or in part to such Assets. In the Disclosure Schedule, such Assets listed have been grouped by type and assigned location. The Assets listed on the Disclosure Schedule constitute substantially all of the tangible assets used in or necessary to the conduct of the Business.

                 4.14 CONDITION OF ASSETS. All tangible assets and properties which are part of the Assets and presently used and/or necessary to conduct the Business are in good operating condition and repair subject to normal wear, and are usable in the ordinary course of the Business consistent with past practice and, to the best of the Company's Knowledge, conform in all material respects to all applicable Regulations relating to their construction, use and operation. There are no developments materially affecting any such Asset which might curtail the present or future use thereof for the purpose for which it was acquired. Except pursuant to leases described on the Disclosure Schedule, no person other than the Company owns any vehicles, equipment or other tangible Assets situated on the facilities used by the Company in the Business (other than immaterial items of personal property owned by the Company's employees) or necessary to the operation of the Business.

                 4.15 REAL PROPERTY.

                      (a) TITLE. The Company owns outright, and has good and marketable title to, all of the Real Property, free and clear of all Liens, except the defects, Liens, adverse claims and other matters affecting the Company's title to or possession of the Real Property, expressly set forth in Schedule B to Title Insurance Policy No. J-730967, dated March 19, 1997, issued by First American Title Insurance Company (the "Title Policy") and the survey prepared by Steven C. McCormack, dated January 7, 1998, which will be delivered separately to Buyer.

                      (b) OPERATION OF RAILROAD. The Company owns all right, title and interest in the Real Property and has all permits, including, without limitation, the permit necessary to operate through the San Juan National Forest, necessary to operate the Railroad.

                      (c) ZONING. To the best of the Company's Knowledge, there are no existing violations of zoning regulations.

                      (d) UTILITY SERVICES. To the best of the Company's Knowledge, the water, electric, gas and sewer utility services and the septic tank and storm drainage facilities currently available to the Real Property are adequate for the present use of the Real Property by the Company in conducting the Business, and there is no condition which will result in the termination of the present access from the Real Property to such utility services and other facilities.

                      (e) ACCESS. To the best of the Company's Knowledge: (i) the Company has obtained all Licenses and rights-of-way, including proof-of-dedication, over the Real Property or from private parties, necessary to ensure vehicular and pedestrian ingress and egress to and from the Real Property and, (ii) there are no restrictions on entrance to or exit from the Real Property to adjacent public streets and no conditions which will result in the termination of the present access from the Real Property to existing highways and roads.

                      (f) ASSESSMENTS OR HAZARDS. The Company has received no written notices, from any governmental body that the assessed value of the Real Property has been determined to be greater than that upon which county, township or school tax was paid for the 1996 tax year applicable to each such tax, or from any insurance carrier of the Company of fire hazards with respect to the Real Property.

                      (g) EMINENT DOMAIN. The Company has received no notices, oral or written, and has no reason to believe, that any governmental body having jurisdiction over the Real Property intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property.

                      (h) NO VIOLATIONS. The Company has received no notices, oral or written, from any governmental body, and has no reason to believe, that the Real Property or any improvements erected or situate thereon, or the uses conducted thereon or therein, violate any Regulations of any governmental body having jurisdiction over the Real Property.

                      (i) IMPROVEMENTS. The improvements located on the Real Property are in good condition and are structurally sound, and all mechanical and other systems located therein and presently used in the Business are in good operating condition, subject to normal wear, and no condition exists requiring material repairs, alterations or corrections.

                      (j) ENVIRONMENTAL MATTERS. No Hazardous Substances or materials subject to governmental regulation have been disposed of or otherwise come to be located upon or beneath the Real Property. Except as provided in the Disclosure Schedules and to the best of the Company's Knowledge, the Real Property has not been investigated by any governmental environmental agency, Board of Health or the public media for, and the Company has received no inquiry from any governmental environmental agency, Board of Health or the public media with respect to, possible storage or disposal of any such Hazardous Substances or any such materials subject to regulation by the Nuclear Regulatory Commission.

                 4.16 CONTRACTS.

                      (a) The Disclosure Schedule sets forth complete and accurate lists or descriptions of:

                          (1) all Employee Benefit Plans; and

                          (2) all consents or approvals required under any
                              Contracts that are necessary for the Shareholder to complete the Acquisition or to avoid a Default under such Contracts arising from the Acquisition.

                      (b) Except as set forth on the Disclosure Schedule, none of the Assets is leased by the Company from any third party, whether affiliated or unaffiliated with the Company.

                      (c) Except as set forth on the Disclosure Schedule, the Company is not a party to any:

                          (1) Contract with any present or former employee or
                              consultant;

                          (2) Contract for the future purchase of, or payment
                              for, supplies or products or services;

                          (3) Contract to sell or supply products or to perform
                              services;

                          (4) Representative or sales agency contract;

                          (5) Contract limiting or restraining it from engaging
                              or competing in any lines of business with any person, firm, corporation or other entity;

                          (6) license, franchise, distributorship or other
                              agreement, including those which relate in whole or in part to any ideas, technical assistance or other know-how of or used by the Company; or

                          (7) material Contract not otherwise disclosed herein.

                      (d) All of the Contracts (including all customer Contracts) to which the Company is a party or by which it or any of the Assets is bound or affected are valid, binding and enforceable in accordance with their terms. The Company has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its obligations under each of such Contracts. All parties to such Contracts have complied in all material respects with the provisions thereof, no party is in Default thereunder and no notice of any claim of Default has been given to the Company. There are no provisions of, or developments materially affecting, any such Contract which might prevent the Company from realizing the benefits thereof whether before or after the completion of the Acquisition. With respect to any of such Contracts that are leases, the Company has not received any notice of cancellation or termination under any option or right reserved to the lessor, or any notice of Default, thereunder.

                  4.17 EMPLOYEES. The Disclosure Schedule sets forth the names and current annual salary rates or current hourly wages of all present employees of the Company, together with the average number of hours worked per week, the date of the last salary increase, the date of commencement of employment of each employee with the Company, or its predecessor, and a summary of salary, bonuses and other compensation, if any, paid or payable to each of such persons for or in respect of that portion of the 1997 calendar year ending on the Interim Balance Sheet Date. The Disclosure Schedule also sets forth the earnings for each of such employees as reflected on Form W-2 for the 1997 calendar year.

                  4.18 LICENSES. The Disclosure Schedule sets forth a complete list of all Licenses used in the operation of the Business or otherwise held by the Company. The Company owns, possesses or lawfully uses in the operation of its Business all Licenses which are necessary to conduct the Business as now or previously conducted or to the ownership of the Assets, free and clear of all Liens. The Company is not in Default, nor has it received any notice of any claim of Default, with respect to any such License. Except as otherwise governed by law, all such Licenses are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine and nominal filing fees and will not be adversely affected by the completion of the Acquisition. To the best of the Company's Knowledge, no present or former shareholder, director, officer or employee of the Company or any affiliates of the Company, owns or has any material proprietary, financial or other interest (direct or indirect) in any License which the Company owns, possesses or uses to conduct its business.

                  4.19 INTELLECTUAL PROPERTY.

                       (a) To the best of the Company's Knowledge, no employee of the Company is, or is now expected to be, in default under any term of any employment contract, agreement or arrangement relating to any Intellectual Property or noncompetition arrangement, or any other Contract or any restrictive covenant relating to the right of any such officer or employee to be employed by the Company because of the nature of the business conducted or to be conducted by the Company or relating to the use of any Intellectual Property of others, and the continued employment of the Company's officers and employees does not subject the Company to any liability resulting from such a violation. To the best of the Company's knowledge, the Intellectual Property of the Company was developed entirely by its employees during the time they were employees only of the Company and such Intellectual Property does not include any inventions of the employees made prior to the time such employees became employees of the Company nor any Intellectual Property of any previous employers of such employees.

                       (b) The Company owns or has a valid right to use the Intellectual Property being used by the Company to conduct the Business; and the conduct of the Business as now operated does not, and to the best of the Company's Knowledge, will not conflict with valid Intellectual Property rights of others. The Company has not received any communication alleging that the Company has violated or, by conducting its business as proposed would violate any of the Intellectual Property rights of any other person or entity. The Company does not have any obligation to compensate any person for the use of any such Intellectual Property rights nor has the Company granted to any person any license, option or other rights to use in any manner any of the Intellectual Property of the Company, whether requiring the payment of royalties or not.

                       (c) All Patents, Copyrights, Trademarks and computer software used in the Business or owned by the Company are listed in the Disclosure Schedule.

                       (d) The computer software of the Company included in the Intellectual Property functions sufficiently for current operation of the Business, and is the only software used by the Company in the conduct of its business.

                  4.20 COMPLIANCE WITH REGULATIONS AND COURT ORDERS. The Company is not in violation of any Court Order or Regulation, and the Assets have not been used or operated by the Company in violation of any Regulation or Court Order. All Court Orders to which the Company is a party or subject are described in the Disclosure Schedule. The Company has made all filings or notifications required to be made by it under any Regulations applicable to the Company, the Business or the Assets. Neither the Company, nor, to the best of the Company's Knowledge, any officer, employee or agent of, nor any consultant to, the Company, has unlawfully offered, paid, or agreed to pay, directly or indirectly, any money or anything of value to, or for the benefit of, any individual who is or was a candidate for public office, or an official or employee of any governmental or regulatory body or authority or an officer or employee of any client, customer or supplier of the Company.

                  4.21 CLAIMS. Except as listed in the Disclosure Schedule, there is no Litigation pending or threatened against the Company, the Business or the Assets. To the best of the Company's Knowledge, no claim has been asserted and no event has occurred that might result in Litigation against the Company, the Business or the Assets. To the best of the Company's Knowledge, there is no reasonable basis for any such claim.

                  4.22 INSURANCE. The Company will provide Buyer with complete copies (including endorsements) of all applicable insurance policies. The Disclosure Schedule contains a true and complete description of the insurance coverage applicable to the Company, the Business and the Assets for the past year, including amounts and lines of coverage, loss experience history by line of coverage for the past year, and a description of all claims in excess of $5,000 for the past year. All insurance coverage applicable to the Company, the Business and/or the Assets is in full force and effect, is valid, binding and enforceable in accordance with its terms against the respective insurers, insures the Company in reasonably sufficient amounts against all risks usually insured against by persons operating similar businesses or properties in the localities where such businesses or properties are located and has been issued by insurers of recognized responsibility. There is no Default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or nonrenewal of any such coverage has been received. To the best of the Company's Knowledge, there are no provisions in such insurance policies for retroactive or retrospective premium adjustments. Neither the Company nor the Shareholder knows or has reason to know of the occurrence of any event which reasonably might form the basis of any claim against the Company, the Business or the Assets or which might materially increase the insurance premiums payable for any such coverage.

                  4.23 LABOR MATTERS. There are no collective bargaining agreements between the Company and any labor union or other representative of employees. No strike, slowdown, picketing or work stoppage by any union or other group of employees against the Company, or the Assets wherever located, and no secondary boycott with respect to the Company's products or services, lockout by the Company of any of its employees or any other labor trouble or other occurrence, event or condition of a similar character, has occurred or been threatened.

                  4.24 PENSION PLANS; EMPLOYEE BENEFIT PLANS.

                       (a) DISCLOSURE. Except as set forth on the Disclosure Schedule, there are no Employee Benefit Plans.

                       (b) DISCLOSED PLANS. With respect to any such Employee Benefit Plans disclosed, the Company has made all contributions thereto which have accrued on its financial statements and other books and records as a liability and the Company has delivered to the Buyer copies of (1) all documents governing such Plans, and all amendments thereto, (2) all reports filed by the Company or Plan officials with respect to such Plans with the United States Department of Labor, the IRS and any other federal or state regulatory agency,
(3) all summary plan descriptions, notices and other reporting and disclosure material furnished to participants in any of such Plans, (4) all actuarial, accounting and financial reports prepared with respect to any of such Plans, and
(5) all currently effective IRS ruling or determination letters on any of such Plans; however, the Company has not made a contribution to the Durango & Silverton Narrow Gauge Railroad Company Pension Plan for the current plan year that began January 1, 1997. To the extent required contributions, along with accrued interest and penalties thereon are payable in connection with such plan, such amounts shall be the paid by the Shareholder.

                       (c) COMPLIANCE WITH LAW. The provisions of each Employee Benefit Plan and the administration of each Employee Benefit Plan are and have been in all material respects in compliance with all applicable Regulations, and neither the Company nor the Shareholder has received or is aware of any claim or notice alleging to the contrary with respect to any Employee Benefit Plan, nor do any facts or circumstances exist which could give rise to any such claim.

                       (d) TAX OR CIVIL LIABILITY. Neither the Company nor any Shareholder Party has participated in any conduct, and neither the Company nor any Shareholder Party will participate in any conduct to the Closing Date or thereafter, that could result in the imposition upon the Company or the Buyer of either excise tax under Section 4975 (relating to prohibited transactions) of the Code, or civil liability under Section 502(i) of ERISA (also relating to prohibited transactions).

                       (e) CLAIMS LIABILITY. There is no action, claim or demand of any kind (other than routine claims for benefits) which has been brought or threatened, against any Employee Benefit Plan or the assets thereof, or against any fiduciary of any such Plan.

                       (f) FIDUCIARY APPOINTMENTS AND CONDUCT. There have not occurred any circumstances by reason of which the Company, the Shareholder or the Buyer may be liable for:

                           (1) Appointment by the Company of any person or
                               entity as a fiduciary with respect to any Employee Benefit Plan where such person or entity was legally disqualified from serving in such capacity;

                           (2) Failure by the Company to monitor the performance
                               of its appointees as fiduciaries with respect to any Employee Benefit Plan or failure of the Company to timely replace any such fiduciary whose performance failed to meet the standards imposed by ERISA with respect to fiduciary duties; or

                           (3) Action taken by a fiduciary with respect to any
                               Employee Benefit Plan upon the direction of, or with the acquiescence of, the Company.

                       (g) MULTI-EMPLOYER PLANS. The Company does not maintain or participate in, nor has it ever maintained or participated in, any "multi employer plans" as defined in Section 3(37) of ERISA.

                       (h) CONTROLLED GROUPS. The Company is not presently or potentially liable with respect to any employee benefit plan sponsored by any entity which, together with the Company, is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code, a group of trades or businesses under common control within the meaning of Section 4(c) of the Code, or an affiliated service group within the meaning of Section 414(m) of the Code, whether such plan is a single employer plan, a multiple employer plan or a multi employer plan. Liability to which reference is made herein includes, but is not limited to, liability for the under funding of such plan, whether or not such plan is terminated; liability for unamortized funding deficiencies (whether or not waived); liability to or on account of any multi employer plan under any circumstances; penalties, late payment fees or taxes with respect to any plan or the administration of any plan; or liability with respect to fiduciary conduct in connection with any such plan.

                       (i) REPORTING AND DISCLOSURE. The Company has filed or caused to be filed on a timely basis each and every return, report, statement, notice, declaration and other documents required by any governmental agency with respect to each Employee Benefit Plan; however, the Company has not filed the IRS form 5500 for the Durango & Silverton Narrow Gauge Railroad Company Pension Plan for the plan year that began January 1, 1997, or the PBGC Form 1 for that plan for that plan year. Buyer shall be obligated to pay any amounts due, including, without limitation, penalties due related to the failure to file such statements.

                       (j) PARTICIPANT AND BENEFICIARY NOTIFICATIONS. The Company has delivered or caused to be delivered to every participant, beneficiary and other party entitled to such material, all plan descriptions, returns, reports, schedules, notices, statements and similar materials.

                  4.25 TRANSACTIONS WITH AFFILIATES. No shareholder or director or officer of the Company or Shareholder Party, or any member of his or her immediate family or any other of its, his or her affiliates, owns or has an ownership interest in any corporation or other entity other than the Company or such Shareholder Party of which such person is a shareholder, director or an officer, or its affiliates or subsidiaries of such party, that is or was during the last three years a party to, or in any property which is or was during the last three years the subject of, Contracts, business arrangements or relationships of any kind with the Company. No transaction between the Company and the Shareholder or any other person or affiliate described in this Section
4.25 will continue after Closing except as disclosed on the Disclosure Schedule.

                  4.26 DELIVERY OF DOCUMENTS. The Company and the Shareholder have delivered to the Buyer true, correct and complete copies of the Company's charter documents and By-Laws and all written Contracts and other documents and summaries of any material oral Contracts (including all amendments, supplements, modifications or waivers currently in effect) described in this Agreement or in the Disclosure Schedule.

                  4.27 NO MATERIAL ADVERSE DEVELOPMENTS. Since the Interim Balance Sheet Date, there has been no actual or threatened change in the Business, any event, condition or state of facts, that is or might be material and adverse to the Company, the Business or the Assets.

                  4.28 MATERIAL TRANSACTIONS. Since the Interim Balance Sheet Date, the Business has been operated in the substantially the same manner as it was operated prior to such date.

                  4.29 HAZARDOUS WASTE. The Company does not generate, transport, store, dispose of or treat solid wastes, or Hazardous Substances within the meaning of any applicable Regulation in violation of Applicable Law. The Company has provided to the Buyer true and correct copies of all permits, filings and related correspondence with, to or from any environmental or safety agency.

                  4.30 ADDITIONAL INFORMATION. The Disclosure Schedule contains accurate lists and summary descriptions of the following:

                       (a) all accounts receivable of the Company reflected on the Interim Balance Sheet, specifying in each case the account debtor and the face amount of each receivable and reconciling the aggregate value of all accounts receivable as of the Interim Balance Sheet Date to the amount of such category set forth on the Interim Balance Sheet;

                       (b) all accounts payable and accrued expenses of the Company reflected on the Interim Balance Sheet, specifying in each case the payee, the face amount of each payable, the age of each payable regardless of classification on the balance sheet account, any defenses, setoffs or counterclaims that may exist with respect thereto, and reconciling the aggregate value of all accounts payable as of the Interim Balance Sheet Date to the amount of such category set forth on the Interim Balance Sheet;

                       (c) the names of all present officers and directors of the Company;

                       (d) the names and addresses of every bank and other financial institution in which the Company maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access thereto;

                       (e) the names of all persons authorized to borrow money or incur or guarantee indebtedness on behalf of the Company; and

                       (f) the names of all persons holding powers of attorney from the Company and a summary statement of the terms thereof.

                  4.31 CORPORATE RECORDS. The minute books of the Company are current and contain correct and complete copies of all charter documents of the Company, including all amendments thereto and restatements thereof, and, except with respect to the period during which Buyer owned the Shares, contain all minutes of meetings, resolutions and other actions and proceedings of its shareholders and board of directors and all committees thereof, duly signed by the Secretary or an Assistant Secretary, and the stock record book of the Company is also current, correct and complete and reflects the issuance of all of the Shares to the Shareholder.

                  4.32 LIMITED MANUFACTURING/PRODUCT WARRANTIES. The Company does not manufacture and has not manufactured any product for sale, except in the ordinary course of its business, and there are no warranties, express or implied, written or oral, with respect to the products of the Business, and there are no pending or threatened claims with respect to any such warranty, and the Company has no liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due.

                  4.33 NO GOVERNMENTAL APPROVALS REQUIRED. The transactions contemplated by this Agreement will not require the approval of the Interstate Commerce Commission.

                  4.34 PARTICULATE AIR EMISSIONS. The amount of particulate air emissions and volatile organic compounds generated by the Company do not violate Colorado clean air standards and do not require that the Company obtain a permit to generate such emissions.

                  4.35 ON THE JOB CLAIMS. There are no pending or contingent employee on-the-job injury claims regardless of the basis under which such a claim may be asserted.

                  4.36 RAILROAD CARS. The purchase by Buyer of the Shares will not trigger the repurchase option for the Cinco Animas and Nomad railroad cars contained in that certain Agreement for Sale of Railroad Cars dated August 4, 1982 between the Cinco Animas Corporation and the Company.

                  4.37 FULL DISCLOSURE. There are and will be no materially misleading misstatements in any of the representations and warranties made by any Shareholder Party in this Agreement or in any of the certificates and instruments delivered or to be delivered by the Company or any Shareholder Party pursuant to this Agreement, including (without limitation) in the Disclosure Schedule, and no Shareholder Party has omitted to state any fact necessary to make such representations and warranties not materially misleading.

                  4.38 ROADBED AND BRIDGE. To the best of Company's Knowledge, nothing has come to the attention of the Company that would materially adversely impact the findings of the inspection report of Martin & Martin, dated May 22, 1998, regarding the structural soundness and sufficiency of the railroad bed and bridges.

         5. INTENTIONALLY OMITTED.

         6. INTENTIONALLY OMITTED.

         7. SURVIVAL OF REPRESENTATION AND WARRANTIES. All of the representations, warranties, covenants and agreements made by each party in this Agreement or in any attachment, exhibit, the Disclosure Schedule, certificate, document or list delivered by any such party pursuant hereto or in connection with the Acquisition shall survive the Closing and each party hereto shall be entitled to rely upon the representations and warranties of the other party set forth in this Agreement for a period of two (2) years following Closing.

         8. INDEMNIFICATION.

            8.1 INDEMNIFICATION OBLIGATIONS.

                (a) The Shareholder Parties, jointly and severally (an "indemnifying party") shall indemnify and hold harmless the Buyer and the Company, and the Buyer (another "indemnifying party") shall indemnify and hold harmless the Shareholder Parties; and each person who "controls" the Shareholder within the meaning of the Securities Act of 1933, as amended, and each officer and director of the Shareholder and any such controlling person from, against and in respect of any and all damages, losses, deficiencies, liabilities, costs, claims and expenses resulting from, relating to or arising out of any (1) misrepresentation, (2) breach of warranty or (3) non-fulfillment of any agreement or covenant on the part of such indemnifying party or parties hereunder, except

Shareholder shall have no obligation to indemnify Buyer against and in respect of any such matters arising during the period that Buyer owned the Company, which matters shall remain the obligation of the Buyer.

                (b) Notwithstanding anything herein to the contrary, the Shareholder Parties shall also indemnify and hold harmless the Buyer and the Company, at all times after the date hereof from and against:

                           (1)     any claim by any former shareholder
                                   of the Company involving the
                                   transactions contemplated hereby or
                                   any prior transaction involving any
                                   shares of capital stock of the
                                   Company or any predecessor
                                   corporation;

                           (2)     without limiting the generality of
                                   anything contained in this Section
                                   8.1, any and all damages, losses,
                                   deficiencies, liabilities, costs and
                                   expenses of, or claims against, the
                                   Buyer, or the Company, resulting
                                   from, relating to or arising out of
                                   the business, operations or assets
                                   of the Company prior to the Closing
                                   Date or the actions or omissions of
                                   the Company's officers, directors,
                                   shareholders, employees or agents
                                   arising prior to the Closing Date
                                   (including, without limitation, any
                                   liability relating to, and any claim
                                   which arises out of or is based
                                   upon, negligence, strict liability,
                                   or any express or implied
                                   representation, warranty, agreement
                                   or guarantee made by or on behalf of
                                   the Company, or alleged to have been
                                   made by or on behalf of the Company,
                                   or which is imposed or asserted to
                                   be imposed on the Company by
                                   operation of law, in connection with
                                   any product designed, used, rented,
                                   sold, manufactured, shipped or
                                   installed by or on behalf of the
                                   Company, or for any service
                                   performed by or on behalf of the
                                   Company, prior to the Closing Date
                                   and irrespective of the date that
                                   any claim, suit or other cause of
                                   action related to any of the
                                   foregoing is filed or otherwise
                                   instituted against the Company;
                                   provided, however, that the
                                   foregoing shall not apply to the
                                   Liabilities of the Company disclosed
                                   on the Disclosure Schedule or
                                   referred to in Section 4.9(a)
                                   through (c)); and

                           (3)     any and all costs, judgments,
                                   claims, actions at law or in equity,
                                   interest charges and reasonable
                                   attorneys' fees with respect to any
                                   cause of action or proceeding, by
                                   any participant or dependent or
                                   beneficiary of any participant,
                                   arising out of or by reason of the
                                   sponsorship by the Company
                                   of any Employee Benefit Plan or
                                   Pension Plan prior to the Closing
                                   Date.

                (c) The maximum aggregate liability of the Shareholder Parties under subsections (a) and (b) above shall be $2,000,000.

                (d) Notwithstanding anything herein to the contrary, Buyer shall indemnify and hold harmless the Shareholder Parties at all times after the Closing Date from and against:

                           (1)     any and all damages, losses,
                                   deficiencies, liabilities, costs and
                                   expenses of, or claims against, the
                                   Shareholder, resulting from,
                                   relating to or arising out of the
                                   business, operations or assets of
                                   the Company after the Closing Date
                                   or the actions or omissions
                                   occurring after the Closing Date of
                                   the Company's officers, directors,
                                   shareholders, employees or agents;
                                   and

                           (2)     any and all costs, judgments,
                                   claims, actions at law or in equity,
                                   interest charges and reasonable
                                   attorneys' fees with respect to any
                                   cause of action or proceeding, by
                                   any participant or dependent or
                                   beneficiary of any participant,
                                   arising out of or by reason of the
                                   sponsorship by the Company of any
                                   Employee Benefit Plan or Pension
                                   Plan after the Closing Date.

                (e) Each indemnifying party or parties hereto will indemnify and hold harmless the indemnified party or parties hereto from, against and in respect of any and all actions, suits, proceedings, demands, assessments, judgments, costs (including attorneys' fees at the arbitration, pre-trial, trial and appellate levels) and legal and other expenses incident to any of the foregoing or to the enforcement of this Section 8.

            8.2 WAIVER. Each Shareholder Party irrevocably waives and agrees that neither of the Shareholder Parties nor any of them individually, will make any claim against the Company of any kind or character, whether by way of subrogation, indemnity, contribution, breach of contract, or any other theory regarding any claim made by the Buyer, the Company or any other person under this Section 8, or otherwise, and each Shareholder Party irrevocably releases and discharges the Company from any such claim.

            8.3 PAYMENT.

                (a) The Shareholder Parties shall pay to the Buyer the amount of any indemnification obligation under this Agreement within five (5) Business Days following the Shareholder Parties' receipt of notice from the Buyer stating the amount of the required indemnification payment (an "Indemnification Notice").

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



                       (b) If there should be a dispute as to the amount or manner of determination of any indemnification obligation owed under this Agreement, the Shareholder Parties shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The parties shall work promptly and in good faith to seek a resolution of their dispute over the indemnification obligation as quickly as possible; provided, however, that either party may at any time pursue any remedy available to it at law to resolve that dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Agreement and the portion, if any, theretofore paid shall bear interest at the rate of 15 percent per annum.

                       (c) If all or part of the indemnification obligation under this Agreement is not paid on or before the fifth (5th) Business Day following Shareholder Parties' receipt of the Indemnification Notice, the amount of the required indemnification shall bear interest at the Interest Rate from the date of receipt of the Indemnification Notice.

                  8.4 SERVICE OF PROCESS, CONSENT TO JURISDICTION, ETC.

                      The Shareholder Parties irrevocably and unconditionally
(a) agree that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for Florida or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Dade County, Florida, (b) consent to the jurisdiction of any such court in any suit, action or proceeding, and (c) waive any objection which any Shareholder Party may have to the laying of venue of any such suit, action or proceeding in any such court.

         9. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER. Subject to waiver as set forth in Section 11.3, the obligations of the Buyer under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions:

                  9.1 REPRESENTATIONS TRUE AT CLOSING. The representations and warranties of the Shareholder set forth in Section 4 shall be true and correct on the Closing Date with the same effect as if made at that time.

                  9.2 PERFORMANCE BY THE SHAREHOLDER. The Shareholder shall have performed and satisfied all agreements and conditions that they are required by this Agreement to perform or satisfy prior to or on the Closing Date.

                  9.3 CERTIFICATE(S). The Buyer shall have received certificate(s) from the Shareholder dated the Closing Date certifying in such detail as the Buyer may reasonably request that each of the conditions described in Sections 9.1 and 9.2 has been fulfilled.

                  9.4 FORM AND CONTENT OF DOCUMENTS. The form and content of all documents, certificates and other instruments to be delivered by the Shareholder Parties shall be reasonably satisfactory to the Buyer.

                  9.5 OPINION OF COUNSEL. Within 10 Business Days following closing, the Buyer shall have received the written opinion dated as of the Closing Date, counsel for the Shareholder, in form and substance reasonably satisfactory to both said firm and the Buyer.

                  9.6 LITIGATION AND OTHER MATTERS AFFECTING CLOSING. No Court Order shall have been issued or entered which would be violated by the completion of the Acquisition. No person who or which is not a party to this Agreement shall have commenced or threatened to commence any Litigation seeking to restrain or prohibit, or to obtain substantial damages in connection with, this Agreement or the transactions contemplated by this Agreement, no Litigation shall be pending against the Company.

                  9.7 INTENTIONALLY OMITTED.

                  9.8 REGULATORY COMPLIANCE AND APPROVALS. The Buyer shall be satisfied that all approvals required under any Regulations to carry out the Acquisition shall have been obtained and that the parties shall have complied with all Regulations applicable to the Acquisition.

                  9.9 CONSENTS. The Shareholder or the Company shall have delivered to the Buyer all consents required to be obtained in connection with the Acquisition in order to avoid a Default under any Contract (including any customer Contract) to or by which the Company is a party or may be bound. The Company shall be free from burdensome restrictions and conditions not applicable to the Company prior to the date of this Agreement.

                  9.10 CONSENTS AND APPROVALS. The Shareholder and the Company shall have obtained all consents and approvals necessary to complete the Acquisition and related transactions, or shall have waived such consents and approvals.

                  9.11 LICENSES. All Licenses applicable to the Company and the Business shall be in full force and effect and the consummation of the transactions contemplated hereunder shall not constitute a default thereunder or affect the operation of the Company or the Business.

                  9.12 APPROVAL OF NATIONSBANK. NationsBank shall have approved the transfer of the Shares and a fairness opinion shall have been issued in connection with the consummation of this transaction, or the parties shall have waived such approval.

                  9.13 ANCILLARY DOCUMENTS. Each entity other than the Buyer which is a party to any of the Ancillary Documents shall have executed and delivered such of the Ancillary Documents as it is a party thereto.

                  If the conditions precedent to the obligations of the Buyer to close have not been satisfied on or before the Closing Date, Buyer may either
(i) waive such condition(s) precedent and proceed to close or (ii) terminate the Agreement.

         10. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SHAREHOLDER. Subject to waiver as set forth in Section 11.3, the obligations of the Shareholder under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions:

             10.1 PERFORMANCE BY THE BUYER. The Buyer shall have performed and satisfied all agreements and conditions which it is required by this Agreement to perform or satisfy prior to or on the Closing Date.

             10.2 INTENTIONALLY OMITTED.

             10.3 FORM AND CONTENT OF DOCUMENTS. The form and content of all documents, certificates and other instruments to be delivered by the Buyer shall be reasonably satisfactory to the Shareholder.

             10.4 OPINION OF COUNSEL. Intentionally omitted.

             10.5 LITIGATION AFFECTING CLOSING. No Court Order shall have been issued or entered which would be violated by the completion of the Acquisition. No person who or which is not a party to this Agreement shall have commenced or threatened to commence any Litigation seeking to restrain or prohibit, or to obtain substantial damages in connection with, this Agreement or the transactions contemplated by this Agreement.

             10.6 REGULATORY COMPLIANCE AND APPROVAL. The Shareholder shall be satisfied that all approvals required under any Regulations to carry out the acquisition shall have been obtained and that the parties have complied with all Regulations applicable to the Acquisition.

             10.7 ANCILLARY DOCUMENTS. The Buyer and any other applicable person or entity shall have executed and delivered each of the Ancillary Documents to which it is a party.

         11. MISCELLANEOUS.

             11.1 BROKERS' AND FINDERS' FEES. The Shareholder Parties and the Buyer each to the other represents and warrants that all negotiations relative to this Agreement have been carried on by them directly without the intervention of any person, firm, corporation or other entity who or which may be entitled to any brokerage fee or other commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby, and each of them shall indemnify and hold the other or any affiliate of them harmless against any and all claims, losses, liabilities or expenses which may be asserted against any of them as a result of any dealings, arrangements or agreements by the indemnifying party with any such person, firm, corporation or other entity.

             11.2 ASSIGNMENT AND BINDING EFFECT. This Agreement may be assigned by Buyer. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the heirs, executors, legal representatives, successors and assigns of the Shareholder and by the successors and assigns of the Buyer.

             11.3 WAIVER. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument executed by such party.

             11.4 NOTICES. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally, or by a nationally recognized overnight courier service (e.g., Federal Express or United Parcel Service) to the address set forth below (to the attention of the person identified below), as follows:

If to Shareholder or First American:  Destination Railways, Inc.
                                      c/o First American Railways, Inc.
                                      3700 North 29th Avenue
                                      Hollywood, Florida 33020

If to the Buyer:                      American Heritage Railways, Inc.
                                      c/o Mr. Allen C. Harper
                                      First Reserve, Inc.
                                      1360 South Dixie Highway
                                      Coral Gables, FL 33146

         With required
          copies to:                  Adorno & Zeder, P.A..
                                      2601 S. Bayshore Drive
                                      Suite 1600
                                      Miami, Florida 33133
                                      Attention: Dennis J. Olle, Esq.

or to such other address as the addressee may have specified in a notice duly given to the sender and to counsel as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered or faxed or, if mailed, three business days after the date so mailed.

             11.5 FLORIDA LAW TO GOVERN. This Agreement shall be governed by and interpreted and enforced in accordance with the substantive laws of Florida.

             11.6 NO BENEFIT TO OTHERS. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and the Company and their heirs, executors, legal representatives, successors and assigns, and they shall not be construed as conferring and are not intended to confer, any rights on any other persons.

             11.7 CONTENTS OF AGREEMENT. This Agreement, together with any documents referred to herein, sets forth the entire agreement of the parties hereto with respect to the transactions contemplated hereby. This Agreement may not be amended except by an instrument in writing signed by the parties hereto, and no claimed amendment, modification, termination or waiver shall be binding unless in writing and signed by the party against whom such claimed amendment, modification, termination or waiver is sought to be enforced.

             11.8 SECTION HEADINGS AND GENDER. All section headings and the use of a particular gender are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof. Any reference in this Agreement to a Section, Exhibit or Disclosure Schedule shall be deemed to be a reference to a Section, Exhibit or Disclosure Schedule of this Agreement unless the context otherwise expressly requires.

             11.9 DISCLOSURE SCHEDULES AND EXHIBITS. All attachments, Exhibits and the Disclosure Schedule referred to herein are intended to be and hereby are specifically made a part of this Agreement.

             11.10 COOPERATION. Subject to the provisions hereof, the parties hereto shall use their best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

             11.11 SEVERABILITY. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

             11.12 LITIGATION; PREVAILING PARTY. In the event that any party hereto brings suit for any matter arising out of or in connection with a breach of any of the terms or provisions of this Agreement, then the prevailing party shall be entitled to recover from the non-prevailing party all reasonable court costs and attorneys' fees and expenses incurred by the prevailing party in connection with such litigation at the arbitration, pre-trail, trial and appellate levels.

             11.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which is an original and all of which together shall be deemed to be one and the same instrument. This Agreement shall become binding when one or more counterparts taken together

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



shall have been executed and delivered by all of the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

             11.14 PUBLIC ANNOUNCEMENT. Shareholder and Buyer will agree to and jointly prepare all press releases and public announcements relating to the transaction under this Agreement.

             11.15 PAYMENT OF EXPENSES. The Shareholder will pay all legal accounting and other fees and expenses incurred with respect to the consummation of the transactions contemplated hereby, except for Buyer's legal fees.

             11.16 RIGHT OF FIRST REFUSAL. First American shall have the right-of-first refusal to purchase the Shares. This right-of-first refusal shall terminate three years after the Closing Date; provided, however such right shall not apply to transfers by Buyer to his affiliates or transfers of less than 50% in the aggregate of the outstanding shares of common stock of the Company. In the event any third party offers to purchase the Shares, and Buyer desires to accept that offer, then Buyer shall provide written notice to First American stating the price and payment terms of such offer and First American shall have thirty days from the date of its receipt of such notice to notify Buyer of its desire to exercise its right of first refusal under this Section 11.16. In the event First American fails to deliver notice within such 30-day period, First American shall be deemed to have waived its right of first refusal hereunder. In the event First American elects to exercise its right, the Buyer or his successor shall enter into an agreement in substantially the same form as proposed by the third party, and the sale pursuant to the right of first refusal shall close on the first business day following the thirtieth day after the date of the notice to Buyer of such election.

             11.17 FURTHER ASSURANCES. The parties hereto agree to cooperate and execute any additional documents necessary to accomplish the purposes of this Agreement.

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


         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                         THE BUYER:

                         AMERICAN HERITAGE RAILWAYS, INC.
                         A FLORIDA CORPORATION

                         BY: /s/ ALLEN C. HARPER
                            --------------------------------
                                  ALLEN C. HARPER, PRESIDENT

                         THE SHAREHOLDER:

                         DESTINATION RAILWAYS, INC.,
                         A FLORIDA CORPORATION

                         BY: /s/ ALLEN C. HARPER
                            --------------------------------
                                 ALLEN C. HARPER,
                                 CHAIRMAN OF  THE BOARD

                         FIRST AMERICAN RAILWAYS, INC.,
                         A NEVADA CORPORATION
                         SOLE SHAREHOLDER OF DESTINATION RAILWAYS, INC.

                         BY: /s/ LORETTA MURPHY
                            -------------------------------------------
                                 LORETTA MURPHY, VICE PRESIDENT,
                                 SECRETARY AND CHIEF FINANCIAL OFFICER


                                       30